Exhibit 99.1

CHAMPIONS Biotechnology, Inc.
2200 Wilson Boulevard, Suite 102-316
Arlington, VA 22201, USA
Tel: 703-526-0400
Fax: 703-832-8311

Dr. Manuel Hidalgo Appointed Director and Scientific Advisor of Champions Biotechnology, Inc.

       Arlington, VA., June 11, 2007. Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a development stage biotechnology company, announced the appointment of Dr. Manuel Hidalgo to serve as a Director on the Company’s Board of Directors and as a Scientific Advisor. In that capacity he will advise and assist the Company in the development of novel Benzoylphenylurea (BPU) sulfur analog compounds and the novel human cancer xenograft platform that the Company acquired recently. In addition, Dr. Hidalgo will advise the Company on future therapeutic drug candidates and technologies that the Company intends to acquire. He will also assist the Company in the formation of its Scientific Advisory Board.

       Dr. Manuel Hidalgo, M.D., Ph.D., is the Associate Professor of Oncology at the Sidney Kimmel Comprehensive Cancer Center, Johns Hopkins University School of Medicine and Director of the Centro Integral Oncologia “Clara Campal” in Madrid, Spain. He is considered a leading researcher in the field of targeted therapies for the treatment of cancer in patients with solid tumors. His research interest focuses on the development of novel anticancer agents for patients with gastrointestinal cancer by measuring target receptor and molecular anomalies, as well as analyzing biological activity in the tumor and normal tissues of patients treated with specific therapies. Dr. Hidalgo’s laboratory has been involved in the development of the Champions Biotechnology’s BPU sulfur analog compounds, published recently in the American Association for Cancer Research Journal of Molecular Cancer Therapeutics, Vol. 6, Issue 5, May 2007, 1509-16.

       "The Company is very excited to have such a recognized leader in the field agree to join its Board of Directors and also become the Scientific Advisor.” said James Martell, Chairman, President and CEO of Champions Biotechnology. “Dr. Hidalgo’s combination of clinical and research expertise and contacts in industry and government will be invaluable to the Company as we begin our growth as a biotechnology company.”

       Dr. Hidalgo has published over 140 papers in prestigious cancer journals as well as numerous chapters in important text books. He has received numerous awards including an AACR Young Investigator Award, an NCI-EORTC fellowship and an ASCO Career Development Award. He has served on the editorial board of the Journal of Clinical Oncology and Clinical Cancer Research and is a Senior Editor for Molecular Cancer Therapeutics. Dr. Hidalgo has chaired the AACR and ASCO Program Committee in developmental therapeutics on numerous occasions and is frequently invited to speak at major national and international meetings. He chairs the Pancreatic Cancer Research Team, a nonprofit organization focused on clinical trials in pancreatic cancer and is also a member of the NCI Developmental Therapeutics Study Section.

       About Champions Biotechnology, Inc.

       Champions Biotechnology is a biotechnology company that is engaged in the acquisition and early stage development of a portfolio of new therapeutic drug candidates and also the acquisition and development of novel technologies that Champions Biotechnology hopes will improve methods of and approaches to disease treatment. This is being accomplished by drawing upon the established expertise, knowledge and insight of experts, including two of Champions Biotechnology’s shareholders, Drs. David Sidransky and Manuel Hidalgo, who have wide-ranging contacts in the pharmaceutical industry, academia and government.

       Champions Biotechnology plans to develop a portfolio of new therapeutic drug candidates through pre-clinical trials and possibly early phase ("first in man") clinical trials. If therapeutic drug candidates reach this early stage of development, Champions Biotechnology intends to partner with, sell or license them to pharmaceutical and/or biotechnology companies, as appropriate. Management believes this strategy will enable Champions Biotechnology to leverage the competencies of these partners or licensees to maximize Champions Biotechnology’s return on investment in a relatively short time frame. Champions Biotechnology believes that this model is unlike that of typical new biotechnology companies that look to bring the process of drug development through all phases of discovery, development, regulatory approvals, and marketing, which requires a very large financial commitment and a long time, typically more than a decade, to realize.

       In February 2007, Champions Biotechnology acquired the patent rights to two novel Benzoylphenylurea (BPU) sulfur analog compounds that have shown promising potent activity against in vitro and in vivo models of prostate and pancreatic cancer.

       In May 2007, Champions Biotechnology acquired Biomerk Inc. a company focused on generating a novel preclinical platform of human cancer tumor immune-deficient mice xenografts (Biomerk Tumorgrafts™). Biomerk Tumorgrafts™, unlike standard cell line derived xenografts, are implanted directly from primary human cancer tumors and never passaged in cell tissue culture. Champions Biotechnology believes that these xenografts more closely reflect human cancer biology and are more predictive of clinical outcome. Champions Biotechnology has several patent applications relating to xenograft models used for identifying potentially active chemotherapeutic agents. Champions Biotechnology believes that pharmaceutical companies, as part of their drug discovery and post marketing efforts, are more receptive to utilizing services that are more predictive and that might provide for a faster and less expensive path for their drug approval. These services will allow for their screening of Biomerk Tumorgrafts™ to evaluate tumor sensitivity/resistance to various single and combination standard and novel chemotherapy agents.

       This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. Champions Biotechnology’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors, which may include, but are not limited to, changes in general economic conditions, the ongoing threat of terrorism, ability to have access to financing sources on reasonable terms and other risks that are described in this document. Although Champions Biotechnology believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. Champions Biotechnology does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

Contact: James Martell (703) - 526-0400